Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MAJESCO

Article I

The name of the Corporation is Majesco.

Article II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust corporation business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Article III

The total number of shares of capital stock which the Corporation has authority to issue is One Thousand 1,000 shares of Common Stock, with a par value of $0.002 per share.

Article IV

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Unless applicable law otherwise requires, any amendment, repeal or modification of this Article IV shall not adversely affect any right of any director under this Article IV that existed at or prior to the time of such amendment, repeal or modification.

Article V

To the maximum extent permitted from time to time under the law of the State of California, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or shareholders, other than those officers, directors or shareholders who are employees of the Corporation. No amendment or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any officer, director or shareholder of the Corporation for or with respect to any opportunities of which such officer, director, or shareholder becomes aware prior to such amendment or repeal.

Article VI

The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) to the fullest extent permissible under California law through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204(a)(11) of the California Corporations Code. Unless applicable law otherwise requires, any amendment, repeal or modification of any provision of this Article VI shall not adversely affect any contract or other right to indemnification of an agent of the Corporation that existed at or prior to the time of such amendment, repeal or modification.

The Corporation shall have the power to purchase and maintain insurance on behalf of any agent (as defined in Section 317 of the General Corporation Law) of the Corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such to the fullest extent permissible under California law and whether or not the Corporation would have the power to indemnify the agent under Section 317 of the General Corporation Law or these Articles of Incorporation.

For the purposes of this Article VI, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger and the corporation which, if its separate existence had continued, would have had power and authority to (or in fact did) indemnify its directors, officers or agents, so that any person who is or was a director, officer or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Dated: September 21, 2020

By:
Name:	Manish Shah
Title:	President

By:
Name:	Lori Stanley
Title:	Secretary